Exhibit 4.6
AMENDMENT TO THE
2003 HEALTHEXTRAS, INC. EQUITY INCENTIVE PLAN

WHEREAS, Catalyst Health Solutions, Inc. (“Catalyst”) previously adopted and maintained the 2003 HealthExtras, Inc. Equity Incentive Plan (the “Plan”);
WHEREAS, on July 2, 2012, Catamaran I Corp., a wholly-owned subsidiary of SXC Health Solutions Corp. (the “Company”) was merged with and into Catalyst (the “Merger”), with Catalyst surviving as a wholly-owned subsidiary of the Company;
WHEREAS, in connection with the Merger, the Company has assumed outstanding options granted under the Plan and has assumed the Plan for purposes of granting awards to certain employees of Catalyst who continue their employment with Catalyst or the Company subsequent to the Merger; and
WHEREAS, in connection with the Company's assumption of the Plan and outstanding options granted under the Plan, the Company desires to amend the Plan to conform the Plan to the Company's administrative practices with respect to the administration of equity plans.
NOW THEREFORE, pursuant to the power of amendment contained in Section 13 of the Plan, the Plan is hereby amended, effective as of July 2, 2012, by inserting a new section of the Plan, titled “Assumption of Plan by SXC Health Solutions Corp.” as Section 17 of the Plan as follows:

17	ASSUMPTION OF PLAN BY SXC HEALTH SOLUTIONS CORP.
     (a) Acquisition of Catalyst by SXC Health Solutions Corp. On July 2, 2012, Catamaran I Corp., a wholly-owned subsidiary of SXC Health Solutions Corp. (the “SXC”) was merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of SXC. In connection with the Merger, SXC assumed outstanding options granted under the Plan and assumed the Plan for purposes of granting awards to certain employees of the Company who continue their employment with the Company or SXC subsequent to the Merger.
(b) Conformance to SXC's Administrative Practices. Notwithstanding anything in this Plan to the contrary, effective as of July 2, 2012, the following provisions shall apply: (i) all references in this Plan to “HealthExtras, Inc.” or the “Company” shall be understood to mean SXC Health Solutions Corp. or any successor thereto; (ii) the Compensation Committee of SXC's Board of Directors shall succeed to the authority of the Board and Compensation Committee of the Company with respect to the administration of the Plan; (iii) all references in the Plan to a number of shares of Common Stock shall be deemed to refer to a number of shares of common stock, no par value, of SXC (“SXC Common Stock”) determined by multiplying the number of referenced shares of Common Stock by the Exchange Ratio, as determined under the Agreement and Plan of Merger among SXC, SXC Health Solutions, Inc., Catamaran I Corp., Catamaran II LLC and Catalyst Health Solutions, Inc., dated as of April 17, 2012, and rounding the resulting number down to the nearest whole number of shares of SXC Common Stock; (iv) all administrative authority with respect to the Plan shall be delegated in a manner consistent with the delegation provisions of the SXC Health Solutions Corp. Second Amended and Restated Long-Term Incentive Plan (the “SXC LTIP”); (v) all awards granted under this Plan shall be administered in accordance with the administrative policies and procedures in effect from time to time under the SXC LTIP; provided that awards outstanding under this Plan as of July 2, 2012 shall be deemed amended only to the extent that the amendment does not cause the terms and conditions of such awards to be less favorable to the holders of such awards than the terms and conditions of such awards as in effect immediately prior to July 2, 2012, (vi) tax withholding with respect to all awards granted under this Plan shall be implemented in a similar manner as is provided for under the tax withholding provisions of the SXC LTIP and the restricted stock unit award agreements thereunder, and (vii) all notices to be made to SXC pursuant to this Plan shall be sent to the Director of Accounting Operations or such other person as designated by the Committee.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on this 2nd day of July, 2012.

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Jeffrey Park